Exhibit 99.1

The Bon-Ton Stores, Inc. Discusses Fiscal 2013 Guidance

YORK, Pa.--(BUSINESS WIRE)--January 10, 2014--The Bon-Ton Stores, Inc. (NASDAQ:BONT) today announced that its December comparable store sales results were significantly impacted by unfavorable winter weather conditions in its markets.

Brendan Hoffman, President and Chief Executive Officer, commented, “We are disappointed with the deceleration in sales during December, particularly given the strong start to the holiday season beginning with Black Friday and extending through the early part of the month. Adverse weather and treacherous travel conditions in the majority of our markets resulted in a sharp reduction in traffic and hampered promotional events on key weekend selling dates leading up to and continuing after Christmas.”

Mr. Hoffman continued, “Despite the sales shortfall, due to our continued strategic inventory reductions, we ended the month with inventory levels well below that of the prior year, which positions us well as we transition into the spring season. We believe that we are heading in the right direction with our merchandise assortment and will continue to focus on executing our long-term initiatives while managing through a difficult retail environment.”

Keith Plowman, Executive Vice President and Chief Financial Officer, commented, “Reflecting the disruption caused by the inclement weather during December, we are revising our outlook for our full-year fiscal 2013 comparable store sales to decrease approximately 3.50%. In light of this decrease, we are adjusting our fiscal 2013 guidance for Adjusted EBITDA (see Note 1) to a range of $160 million to $170 million and for (loss) earnings per diluted share to a range of $(0.30) to $0.15.”

The Company will provide additional details in early March when it reports its results for the fourth quarter and fiscal 2013 periods ending February 1, 2014.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 273 department stores, which includes 10 furniture galleries, in 25 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson’s, Elder-Beerman, Herberger’s and Younkers nameplates. The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Cautionary Note Regarding Forward-Looking Statements

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to: risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company in a number of ways, including the potential write-down of the current valuation of intangible assets and deferred taxes; risks related to the Company’s proprietary credit card program; potential increases in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses, including initiatives to reduce expenses and improve efficiency; operational disruptions; unsuccessful marketing initiatives; changes in, or the failure to successfully implement our key strategies, including initiatives to improve our merchandising, marketing and operations; adverse outcomes in litigation; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purpose; the impact of regulatory requirements including the Health Care Reform Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act; the inability or limitations on the Company’s ability to favorably adjust the valuation allowance on deferred tax assets; and the financial condition of mall operators. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

Note 1: As used in this release, Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, including amortization of lease-related interests, impairment charges and loss on exchange/extinguishment of debt. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). However, we present Adjusted EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company’s ability to service or incur debt. In addition, our management uses Adjusted EBITDA internally to compare the profitability of our stores. Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. Adjusted EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are prepared in accordance with GAAP. Adjusted EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

CONTACT:
The Bon-Ton Stores, Inc.
Mary Kerr, 717-751-3071
Vice President
Investor & Public Relations
mkerr@bonton.com